Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call Event Date/Time: May. 04. 2006 / 9:00AM ET

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Claire Koeneman

Financial Relations Board - Executive Vice President

Laurence Geller

Strategic Hotels and Resorts - Chief Executive Officer

Richard Moreau

Strategic Hotels and Resorts - EVP, Asset Management

Jim Mead

Strategic Hotels and Resorts - Executive VP and CFO

CONFERENCE CALL PARTICIPANTS

Will Marks

JMP Securities - Analyst

Bill Crow

Raymond James - Analyst

Jay Cogan

Banc of America Securities - Analyst

PRESENTATION

Operator

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Strategic Hotels and Resorts, Incorporated First Quarter 2006 Earnings Conference Call. Today’s call is being recorded.

[OPERATOR INSTRUCTIONS]

And now, I would like to turn the conference over to Ms. Claire Koeneman of the Financial Relations Board. Please go ahead.

Claire Koeneman - Financial Relations Board - Executive Vice President

Thanks. Good morning everyone and welcome to Strategic Hotels & Resorts first quarter 2006 call. The press release and supplemental financials were distributed earlier. Anyone online can now receive a copy of these. They are available on the company’s website at www.strategichotels.com, in the investor relations section. Additionally, we are hosting a webcast of today’s call which you can access in the same section and following this live call an audio webcast will be available for one month.

Before we get underway, I would quickly like to state that this conference call will contain forward-looking statements under the Federal Securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the company operates, as well as management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement noticed in the company’s SEC filings. In the release and supplemental data, the company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with the Reg G requirements.

Having gone over all that, I’d like to welcome management. With us today is Laurence Geller, President and Chief Executive Officer, Richard Moreau, Executive Vice President, Asset Management and Jim Mead, Chief Financial Officer.

At this time and without further ado, I’ll turn the line over to Laurence for his remarks.

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Thanks very much, good morning and welcome to our first quarter 2006 earnings conference call. We’ve had another exceptional quarter, reflecting the continuing overall strength in the hospitality market, particularly in the unique high end hotel segment that’s our main focus. Our quarterly results in those areas where we saw growth this quarter, just serves to reinforce our optimism about the longevity and sustainability of this cycle, and importantly the tremendous and growing leverage that we’ll have as a result of the limited amount of new and competing supply for the foreseeable future.

Our reported results for the quarter were at the top end of our guidance range and demonstrated extraordinary operating performance. Total RevPAR growth in our North American properties was 13.4% with RevPAR growth at 11.7% and underlying these results was solid same store performance. However, a noted highlight of our quarter for us was the results from our 2005 acquisition properties which had total RevPAR growth of 18.4% and RevPAR growth of 22.2%. To refresh your recollection, these properties are the Inter-Continental Miami in Chicago and the Fairmont Chicago which collectively have substantially exceeded our underwritten EBITDA projections since their acquisitions in 2005.

These results motivate us to continue our very disciplined and rigorous search for additional opportunities to acquire further properties that meet our very stringent criteria. More importantly we’re seeing a combination of events that make acquisitions in the current market attractive, and let me describe our thoughts to you about this subject. We continue to see a limited number of competitors for the high end, high quality, larger one off acquisitions that we target and in general pricing seems to be within a very narrow range for these assets. When we combine this with a plethora of large scale transactions that may have taken some buyers out of the competitive market, plus a fair supply of hotels for sale, in general, it all supports our conclusion that the fundamental economics haven’t changed much over the past year. Yes, prices on a per room basis may have risen over the past 24 months. However, and most importantly, hotel revenues and profits have also grown in tandem while supply in our targeted markets continued to be very constrained and demand has been constantly strong.

So I characterize the market for our specific type of acquisitions as competitive but rational, and when an irrational buyer bids on a specific opportunity, we simply don’t compete unless we have a very quantifiable and demonstrable edge. We are also seeing hotels for sale today that are well aligned with our operating and creative repositioning skills. In other words, they provide us with the appropriate platform unto which we can profitably invest both our human and our financial capital.

The Westin St. Francis in San Francisco is our most recent announced acquisition, and I think it’s a good example. It’s a landmark in San Francisco and has constantly outperformed its competitive set, because of its incredible location on Union Square and its undisputed iconic status. This is a hotel not unlike the del Coronado that’s a magnet for tourists and has a very unique history, mystique and appeal.

For us however, the exciting part of this hotel is what has been left undone. We believe that the 39,000 square foot retail space mostly fronting onto Union Square, has not only significant functional re-planning and re-leasing opportunities, but has tremendous market driven upside potential. The balance of the public space in the hotel including the food and beverage activities is far from maximized on a yield per square foot basis and while the bedroom and amenities don’t necessarily meet tomorrow’s needs and research trends and that gives the opportunity for us to benefit from incremental room revenue opportunities over and above those provided by the recovering market.

And as we develop and execute a cogent and cohesive master plan for this unique property we become increasingly enthusiastic about the profit opportunity that thoughtful research driven and creative repositioning and development will bring to our company. Additionally, it provides both Starwood’s and ourselves the opportunity to restart our vibrant relationship.

While there are not countless Westin St. Francis opportunities, we are seeing interesting properties to continually investigate and thus we have a strong pipeline potential for our target properties. However, our disciplined rigorous and research oriented process forces us to only focus on those opportunities that meet our oft stated criteria of buying great real estate and that present the compelling operational physical upside potential which we feel uniquely positioned to take advantage of.

Before I turn the call over to Richard, let me make a few comments on our organization as we staff up to address our growth. Each of the hotels we’ve acquired is an intensive project on its own and demands tailored resources, so Richard has grown his operating and development teams to meet these needs.

For example, the Hotel del Coronado and St. Francis will each have dedicated asset management resources to oversee implementation of our operating programs and to oversee project planning and execution work. We have an internal project development and construction oversight group that has supplemented their staffs with outsourced project managers as necessary to cover each of the capital projects underway or in planning. So let me assure you that we’re organizing to ensure that each of our value creation opportunities are well attended to, appropriately resourced, and most importantly, maximized.

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

Now let me turn this call over to Richard to bring you up-to-date on our portfolio performance. Richard?

Richard Moreau - Strategic Hotels and Resorts - EVP, Asset Management

Thank you Laurence and good morning. During the first quarter we saw a continuation of the fourth quarter’s demand that drove compression across our markets. As Laurence said total RevPAR for the quarter for our North American portfolio grew 11.7%. This was the result of RevPAR being up 13.4% and Food, Beverage, Spa and other revenue being up 9.4%.

[Editor’s Note: The transcript has been edited to clarify that RevPAR was up 13.4%]

Same store RevPAR also grew a healthy 9.4% but that performance was a bit misleading since it includes our Hyatt Regency Phoenix that is across the street from under construction Phoenix Civic Center which has suffered construction delays. This coupled with the uncertainty of the meeting planner continues to negatively impact pre-sales for this hotel. Excluding Phoenix, same store revenue RevPAR growth was 11.9% and total RevPAR growth was 11.4%. Over half our same store properties had Total RevPAR growth of 15%. Let me give you a couple of examples of the factors driving these same store results.

The Four Seasons Mexico City with its just completed renovation and internal courtyard and bar improvements now clearly defines the top of the luxury market. We had a nice lift in both rates and occupancy that gave us an 11.9% increase in total RevPAR in addition to a 12.6% increase in food and beverage directly related to the increased occupancy and the renovation of the bar. As a result of the recent renovation of the guestrooms we were successful in getting groups U-2 and Rolling Stones during their recent concert tour, which accounted for approximately $250,000 worth of business.

The Four Seasons Punta Mita had a 17% increase in Total RevPAR as a result of a five key new beachfront suite complex, as well as growth in both spa and food and beverage income that increased non-rooms revenue by over 19%. The new suites which can be rented as one unit, were over 90% occupied during the first quarter with an average daily rate of $10,600. This resulted in 11,000 Total RevPAR for the resort, which was a 17% or $175 increase year over year.

The Ritz-Carlton at Half Moon Bay was up 18.1% Total Revenue resulting from an addition of guest room fire places in 40 of the ground floor rooms and the completion of our fire and wine improvements. As an example, the wine room and the increased seating in the restaurant alone generated about $500,000 dollars worth of additional revenues.

The Loews Santa Monica, while underperforming in RevPAR with a 4.7% increase, actually had a 7.3% increase in Total RevPAR. This was due to a change in mix from transient to group rooms which impacted rates slightly while increasing food and beverage revenues 21% yielding a better Total RevPAR. In addition, our new restaurant continues to show consistent growth, achieving a 16.5% increase year over year.

Turning to our 2005 acquisition properties, as Laurence alluded to, Chicago had a tremendous first quarter as it picked up two large city wide conventions from New Orleans. And while our InterContinental and Fairmont Hotels did not participate in this somewhat rate restricted city wide meeting, they did benefit from the compression in the market. The InterContinental Chicago had a 34% growth in Total RevPAR as it picked up 18% in occupancy year over year in a traditionally slow first quarter. Our Fairmont also had a 13.2% growth in Total RevPAR.

The InterContinental Miami continues at the strong pace that we’ve seen over the 12 months of our ownership with a 12.3% total RevPAR growth. You recall that we purchased this property in March of last year and have successfully changed the marketing emphasis of the property to focus on Total RevPAR generating group business and that’s what these results show.

To give you and update on our newest acquisitions, the Hotel del Coronado which closed in February of this year, is performing in line with our expectations and had a 12.6% growth in total RevPAR, 11.4% growth in RevPAR during the quarter. The construction of the new Condominium Hotel rooms on the north beach of the hotel and the new spa and health club are fully underway, although five months delayed due to the never easy and always very complex California permitting process. This delay will defer until next year, the company’s expected sale of Condominium Hotel units and the income associated with the rental of these units, along with the new spa facility. Nevertheless, the design of the new units and the facilities are spectacular. We are very optimistic about their success.

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

We believe at the hotel’s current pace, the hotel’s operations will exceed our expectations and make up a substantial portion of the shortfall from the North Beach and spa delay. In addition, we are opening a new high end restaurant at this property later this month and I’m confident about our achieving anticipated results.

The Four Seasons Washington, D.C. which we acquired in March, is performing well. Prior to taking ownership, we worked with the Four Seasons team to implement a new pricing strategy at the hotel. In the first month of ownership, we were able to increase the ADR $35 over the annual budget or about 10% without any impact in occupancy. We are well underway with the development of our plans to maximize the profitability on the unused FAR and increase the overall yield per square foot.

Operating margins benefited from increased ADR that was responsible for 80% of our North American portfolio RevPAR growth. During the quarter, same store EBITDA margins improved 190 basis points. While this is an interesting metric, we also focus on GOP per room. Our same store GOP was $10,200 or up $1,200 or 13.2% year over year. Without Phoenix, GOP per occupied room was $10,700 or up 20.6% year over year.

The first phase of the Phoenix Convention Center is scheduled to open with 141,000 square feet of new meeting space and exhibition space in July of 2006. We expect 2007 to be a very positive year for the hotel as meeting planners actually see the new product completed and begin booking this center and our hotel. During the last construction, the hotel had to offer substantial discounts and has taken some lower rated crew business to maintain occupancy so it has had an obvious impact on our same store comparisons.

Phoenix’s performance had an impact on same store Total RevPAR growth. Without Phoenix our same store EBITDA margins would have improved by 70 basis points. Our margins were also impacted by the year over year comparisons at The Loews Santa Monica Beach Hotel that was unionized during 2005. As a result, our EBITDA margins declined at Loews by 80 basis points and reduced same store EBITDA margins by 40 basis points.

We have capital projects in substantial planning or underway at 14 properties. Let me give you an update on some of the major ones. At The Fairmont Chicago we will start construction of a spa, fitness center and Gold Lounge later this year and upgrade three floors to Gold rooms. The hotel is doing very well now, so our rooms update plan has been modulated to avoid displacement and is largely a soft goods upgrade and is well underway with any real physical changes scheduled for weak booking the seasons beginning next year. Our total capital budget for these projects is $10 million.

We are also preparing to begin the sales of condominium hotel units within the building. You will recall, we dramatically renovated suites and rooms as model units. Our selling efforts will start in earnest during this quarter and we had hoped to have at least some preliminary information by our next quarterly report.

At the InterContinental Chicago we are continuing our entitlement efforts which include a 70-story mixed use tower to replace the existing north tower of the hotel. We think this makes sense and since the entitlements would be in effect for several years it would continue to add flexibility and value to the property. However, the economics are tougher to justify today as operating performance is accelerated and the value, based on some recent comparable sales, of this property has risen. So we will obtain the entitlement and hold off for now on the development of the tower as we constantly carefully evaluate construction costs, housing prices for this unique type of product as well as the overall performance of the hotel and consider what is in this company’s best interest.

We continue with the planning of the ground floor spaces for retail usages. By the middle of the year we will be under construction on a wine room concept and 2,000 square feet of under utilized space fronting Michigan Avenue. It’s a spinoff of a concept that we developed at our Half Moon Bay property which is on a run rate to generate over $600,000 in revenues this year in 600 square feet. The Half Moon Bay investment was $250,000 and we’re running a 45% profit margin on this business so our first year return will exceed the investment.

At our Four Seasons Punta Mita, we are adding a second beach front suite complex of five keys. We are also beginning construction of 24 guest rooms surrounded by a lazy river pool which is aimed at the ever strengthening high end family market, as well as a new restaurant and bar on the beach and a significant retail complex, as well as an expansion of the fitness center. The capital budget for these additions is approximately $11.5 million.

At our Miami property, we are in the planning stages for a guest room upgrade, a new 20,000 square foot ballroom, water garden complex, spa and fitness facility, restaurant and retailing. This is one of our most exciting projects in that we have the opportunity to dominate the Miami downtown meetings market with a high quality asset with 100,000 square feet of first class meeting space, 15,000 square foot spa and restaurant all on Biscayne Bay. The construction of the ballroom will start in 2007 at a total cost of approximately $15 million. We anticipate the balance of these areas, commencing with the spa and the bedrooms, to start later this year.

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

In addition, we continue master planning at The Ritz Half Moon Bay, for an upgrade of 51 rooms and the addition of a new pool facility on an out parcel of the hotel.

At our Four Seasons in Washington, we are upgrading the suites so to meet current trends. In addition, we are designing a new restaurant while converting the existing restaurant into meeting space and substantially upgrading the lobby.

In Santa Monica, we are aggressively planning for additional retailing while we continue our entitlement work for our luxury beach front residential product.

At our InterContinental in Prague we are planning for a new ballroom, and upgrading of the internal and external public areas.

In Hamburg, we are completing and we’ll commence work for a public space renovation and should complete it by the end of this year.

Finally, we closed on the acquisition of land neighboring our Four Seasons Punta Mita property that will be constructed into 70 ultra high end suites and 50 for-sale residential sites. Based on our research and success, we intend to create a unique product with service levels one step above Four Seasons in Punta Mita.

Now, let me turn the call over to Jim.

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

Thanks, Richard. I’m going to next start by describing the accounting issue we discovered last week and for which we released an 8K yesterday morning. During our standard first quarter review of our numbers internally our accounting team discovered a misclassification within the statement of cash flows, the most significant of which was in our 10-K filing from 2005. After discussion with our auditors, we concluded that it is necessary for us to re-file our 2005 10-K to reclassify these items correctly. The error was in recording $40 million in deposits for the acquisition of the La Solana land in Mexico and for the Hotel del Coronado that was treated as a cost for computing Operating Cash Flow instead of being included in Investing Activities.

The result of the reclassifications is to increase Operating Cash Flow by $40 million and increase in Investing Activities by $40 million. Just to make it clear, the income statement, balance sheet and any measures that you might use EBITDA, FFO, earnings, FFO per share and earnings per share were accurately reported. Only the statement of cash flows was impacted.

As a result of this error, the company has also determined that it had a material weakness with respect to its internal controls over financial reporting. Management has carefully examined the internal processes that lead to the errors and has made the necessary review and procedural changes. As a result, the amended 10-K which will be filed in the next few days, will remark that the material weakness has been remediated.

We reported our first quarter 2006 earnings yesterday. In order to provide comparability on a quarter over quarter basis, we adjusted our EBITDA and FFO by adding back a one time $10.4 million charge related to the termination of our management agreement at the Marriott Rancho Las Palmas Resort.

We reported comparable EBITDA with $37.3 million, a 33% increase year over year, and at the top end of our range. FFO per share was $0.34. This was below the $0.48 reported last year at this time for a couple of reasons, and let me just describe to you what those reasons were.

First, we had last year $0.08 of income from our Hyatt Regency New Orleans property which is out of service today because of the hurricane and we had $0.04 in total from a property tax rebate in Europe, foreign exchange gains and asset management fees that we’re no longer receiving. In addition, our balance sheet was positioned more conservatively during the first quarter of this year and the additional shares outstanding caused dilution of about $0.04 per share.

As I mentioned, we entered into an agreement to terminate Marriott’s management contract on the Rancho Las Palmas Resort in Rancho Mirage near Palm Springs. We did this to expand the opportunities we have for this property. As we continue to work on the residential entitlements for this hotel that includes 444 rooms on 240 acres and has 27 holes of golf and 24 tennis courts we become more confident that the value of the

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

property is greater than simply applying a multiple to EBITDA as a hotel. Over the upcoming months we will be exploring the options to capitalize on that value and one of the key pieces was unencumbering the asset from its management agreement. The terms of the agreement include a payment of $5 million and reimbursement for any severance costs, in addition to a contingent $5 million payment in 2009. Our charge of $10.4 million was in effect, the present value of the combination of these payments.

Turning to the Hyatt Regency New Orleans. We are working on plans for the redevelopment of the hotel and we continue to work with our insurers to identify the scope of reconstruction. We’ve spent to date approximately $29 million in demolition, operating costs, and interest expense and we’ve received $30 million in progress payments to date from the insurance companies.

We contracted to purchase The Westin St. Francis Hotel in San Francisco for about $440 million and let me just spend a few minutes on that to describe our underwriting criteria for that property. We ended up the acquisition at an EBITDA multiple between 12.9 and 13.7 times in the first 12 months of ownership. We based this investment decision on a couple of things.

First, the total purchase price equates to $365,000 per room. However, considering that the property has 39,000 square feet of retail, mostly fronting on Union Square that in and of itself has substantial value, the buy in price per room is far less, and therefore, we believe the purchase price is not only substantially below comparables in the marketplace but also substantially less than replacement cost and the location is irreplaceable.

The going in multiple considers that the San Francisco market has turned the corner, and RevPAR at this hotel and in the marketplace is growing at an accelerated pace. So we believe the timing of our acquisition is right.

We underwrite the property with a baseline case that included very limited, and very certain operating improvements and value creation strategy. On a blended capital basis, the property will be approximately FFO breakeven for the first year of ownership; but because of its relative growth, it should quickly become accretive thereafter.

We believed that reasonably run projections provided a sound risk adjusted IRR and we strongly feel that there should be a couple of hundred basis points of upside IRR in our scenarios that include value added projects.

So in total, this hotel is a great investment for us and provides us with all of the elements that we look for: cyclical growth, a real estate value underpinning, plenty of potential for immediate and longer term operating and physical improvements to enhance our returns.

Turning to our balance sheet, we’ve been positioned conservatively in anticipation of having additional investment opportunities.

During the first quarter, we completed a preferred stock offering and common stock offering raising $267 million to finance the acquisitions of the Hotel del Coronado and Four Seasons Washington, D.C. Our debt leverage at the end of the quarter was about 29%.

The Westin St. Francis will be financed with a combination of just priced preferred stock and a mortgage on the property. After this acquisition closes in June, our debt leverage would increase to approximately 36%.

Our interest rates are also 78% fixed and we have an average borrowing cost of 5.93%. If we include our unconsolidated Hotel del Coronado debt, we are 86% fixed rate at an average rate of 6.16%. We intend to enter into corporate interest rate swaps to fix the interest rate on the St. Francis mortgage and maintain a high fixed corporate component on our debt.

I’m just going to spend a few moments summarizing the capital investment plans that Richard highlighted. We look at our activities in several categories.

First, we have capital projects that are underway or that will be initiated in the next few months. Today, these include: a wine room in our InterContinental Chicago, suites, additional rooms, fitness center and restaurant at Punta Mita, the Gold Lounge, both Gold Rooms and regular rooms soft upgrade, and fitness center and spa in our Fairmont Chicago.

The total capital expense for these projects for the remainder of 2006 and into completion in 2007 is approximately $25 million. In addition our expected FF&E spend for 2006 is $21 million.

We have projects that are in planning for construction start in 2007 and early 2008. They include: Chicago Fairmont upgrades for the Gold Rooms in addition to some lobby retail and general lobby space work, meeting space expansion in Punta Mita, lobby reconfiguration and a new

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May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

restaurant at the Four Seasons Washington, D.C., retail at the InterContinental Chicago, new ballroom, spa and fitness center facility, restaurant and retail at the InterContinental Miami, meeting space and a restaurant renovation at the InterContinental Prague. The total for these activities is approximately $50 million.

Then we have a number of long term potential projects including the InterContinental Chicago tower development; the ballroom and retail space redesign at the Hyatt Regency Phoenix and the redevelopment of our Colony Club at the Ritz-Carlton Half Moon Bay that we’re still planning, and the costs, economics and investment decisions have yet to be made.

We’re investing small amounts of capital to selectively test residential conversion opportunities at the Fairmont Chicago and at the InterContinental Miami, entitlement for the beach front land in Santa Monica and entitlement for the residential conversion and condominium development at the Rancho Las Palmas Resort.

Finally we have one major construction project, which Richard talked about, which is the La Solana hotel construction neighboring our Four Seasons Punta Mita Resort which totals approximately $55 million and will start in 2007.

We reported our earnings guidance for the second quarter and for the full year 2006. Our guidance for the second quarter EBITDA is in the range of $49.3 million to $51.6 million, which results in an FFO per share range of $0.43 to $0.47.

We adjusted our full year EBITDA guidance to take into consideration the purchase of The Westin St. Francis Hotel, which is scheduled to close on June 1st. Our full year EBITDA guidance is in the range of $179 million and $187.8 million and will not change our FFO per share guidance range of $1.45 to $1.60.

The full year guidance assumes the debt financing of The Westin St. Francis Hotel and no other acquisitions or financings for the remainder of the year. It also assumes RevPAR and Total RevPAR for same store hotels in the range of 9% to 11% and 7.5% to 9.5% respectively.

We’re also not assuming any foreign exchange gains or losses in our numbers, and while we’re assuming some pertinent increase in property insurance, there is also a policy renewal at the end of June that could impact our second half results.

Our first quarter was transformational for us in several important ways. The hospitality cycle is now driving growth throughout our portfolio. Several of our value added initiatives have been completed and many more are to begin soon. We’re seeing great results from our acquisition properties. We’ve trimmed up our portfolio of properties that do not fit our vision and strategy and this will continue. Our balance sheet is healthy. We’ve doubled our float since going public 21 months ago and eliminated overhang of our institutional sponsors and our organization has been supplemented to ensure that our creative skills are realized through execution.

Now let me turn the call back to Laurence for some closing remarks.

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Thanks very much, Jim and Richard. First, I just want to make a comment that Richard commented we did total RevPAR at Punta Mita of $11,000. Oh that it were true, but it was $1,100 of total RevPAR, so red face for Richard. Nonetheless 1,100 is a pretty sizzling number.

As I previously discussed with you, we believe we’re still in the growth stage of this cycle. Increased construction costs, alternative and higher and better uses for property have caused luxury supply to be unusually constrained. For the 12 months ended in February 2006, luxury supply was a negative 0.2% while demand showed a healthy growth of 3.3%. As I told you previously, this delta is an important metric we constantly watch and today that continues to be very, very healthy. As a result we feel that based on the supply and demand dynamics we still have an extensive period of growth ahead and should see strong room rate increases against all segments of the luxury market which will lead to more margin profit per room improvement.

Of course, I want to stress as I always do that the demand is linked to GDP. However, the lack of supply will inevitably somewhat impact the possible negative effect of cyclical slowdowns. I’d like to point out that across many consumer industries the trends and metrics that we follow clearly point towards an increased propensity to consume high end and luxury products. Not only in the baby boomer generation but also in subsequent generations such as generation X, thus increasing the demographic age group span of our potential guests. This is a very healthy indication of the underlying strength of our targeted market segment.

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FINAL TRANSCRIPT

May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

As I mentioned earlier, we continue to maintain a rigorous discipline towards our selective acquisition program always backed by great underlying real estate, which we view as an appropriate opportunity for our company to put our human and our financial capital to great use to create both immediate and longer term organic growth opportunities. Although we continue to see a healthy pipeline of acquisition opportunities, we will not be diverted from our research-backed, measured approach to pricing and specific growth potential criteria. We won’t chase an acquisition just for growth sake. It’s just not our style.

As Richard has explained, we’re well into various phases of execution on each properties master plan. We have the human capital and resources to execute and measure the success of our initiatives. We’re constantly researching the markets to be sure our projects and programs are in line with today’s fast moving consumer and demographic trends. If we see the need to modify our plans we’ll move thoughtfully and swiftly to do so, all to the single end of maximizing the profits from every component of our hotel and each and every square foot of the property, and growing the underlying fundamental value as a result of the great real estate. We demand this of ourselves and expect our shareholders to demand the same of us.

We have a great portfolio. A strong pipeline of internal growth opportunities. A strong balance sheet. A good reputation and above all a terrific team of motivated energetic and enthusiastic professionals. So let me finish by telling you how excited we are about our industry, our targeted market segment and our future.

So thank you for listening and I’d like to open this up to questions.

QUESTION AND ANSWER

Operator

Thank you.

[OPERATOR INSTRUCTIONS]

We’ll hear first from Will Marks from JMP Securities.

Will Marks - JMP Securities - Analyst

Thank you and good morning Jim, Laurence. I guess I wouldn’t mind specifics. If you could give any more specifics on the St. Francis just in terms of trailing operating performance with RevPAR, occupancy, rate and anything on the retail—is there actual retail for lease on that property?

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Will, I’ll let Jim answer the specific questions. As far as the retail for lease what we have is a fairly diverse rent roll with leases coming up for renewal giving us - in the immediate and near term future giving us plenty of opportunity to reconfigure, release and refunctional plan all the leasing. We’re also looking at ways of increasing the leasing opportunity in there. Jim?

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

If you just look at the trailing performance of the hotel Will, this is really the first year that the hotel is picking up in performance. If you look at ‘05, I don’t have the numbers exactly in front of me, but around 6.5% RevPAR growth in ‘05. ‘04 was around 2. Before that there was a decline in RevPAR earlier on in the - closer to 2001, but I think that - and Richard, you comment if you have something additional, but if we look at the budgets and the performance against budgets for this year we’re well on our way to a 20% type RevPAR increase this year.

Richard Moreau - Strategic Hotels and Resorts - EVP, Asset Management

Very strong. Nice increase in average rate and occupancy is really stabilized. They’re going to have a terrific year this year.

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FINAL TRANSCRIPT

May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

Will Marks - JMP Securities - Analyst

What’s the mix of business and leisure in that property?

Richard Moreau - Strategic Hotels and Resorts - EVP, Asset Management

Leisure is pretty strong in that property because of its very, very high—a great location on Union Square. A lot of weekend business. I’m going to tell you that it’s 45 leisure, 55 business, because of the group mix.

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

It’s a perfect location for leisure being on Union Square and its got 50,000 square feet of meeting space that can fill half of the profits so it’s a great mix and a great location.

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Will, one of the challenges we have with the St. Francis, which is one of the great opportunities as I mentioned, it’s an icon and a tourist magnet, what we want to do is drive more people through the public areas to increase the yield per customer and through put, even if they’re not guests in the hotel, through spending in the F&B and the retail area. This, and the del have very common characteristics. There are opportunities to far expand beyond being a mere hotel.

Will Marks - JMP Securities - Analyst

Great. That’s very helpful and just one other question unrelated to that asset. In Miami, in terms of the additional conventions what is your competition there? It sounds like it’s a unique opportunity.

Richard Moreau - Strategic Hotels and Resorts - EVP, Asset Management

Very unique. Our competition is pretty much high end. Mandarin Oriental, Four Seasons, JW Marriott, Conrad and there is a small Radisson. There’s a medium size Marriott, full service a few blocks from the hotel. This particular asset there’s no question it can be the key meetings hotel in Miami with just very little effort on our part. It’s a great location.

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Let me just stress on this one. One of the unique features of Miami has been the explosion of condominium development. This has taken out a number of hotels from the competitive supply including one of our immediate 600 room competitors, which was the Sheraton, which as been knocked down for apartments by the Related Companies and other hotels interest in other hotels is still being analyzed to be taken out of the market. This is a really terrific opportunity.

Will Marks - JMP Securities - Analyst

Great. Thank you all very much.

Operator

Your next question is from Bill Crow with Raymond James.

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FINAL TRANSCRIPT

May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow - Raymond James - Analyst

Good morning guys. Jim a couple of questions for you. I missed some of the numbers, but if you could just for ‘06 and ‘07 give us the budgeted spend on ROI generating projects and then maintenance CapEx?

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

Well let me start by saying we have an FF&E budget for this year of $21 million. Now as you know Bill, you know enough about this business we tend to use the FF&E on ROI generating projects. We don’t typically do maintenance with a lot of that money. We find ways to build up reserves and then when we make improvements we find ways to spend larger amounts having collected them for a couple of years and make real ROI generating opportunities rather than just simply maintenance. It’s a very difficult calculation to determine which percentage of that in our numbers is maintenance versus ROI generating activities. We have $25 million of those projects that I talked about that are under construction this year and will complete next year. I don’t have the exact spend for this year Bill and then next year we’re starting $50 million of projects that will be under construction in’07 into ‘08 and then we have the La Solana property which is $55 million, which is roughly an ‘07 to late ‘08 start date.

Bill Crow - Raymond James - Analyst

Okay. All right that gives me some idea. Jim you said that you have budgeted increase for insurance costs. What level of increase are you expecting?

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

Well, we budgeted an overall increase Bill, of about 25%. This was of course when we did our budgets at the end of last year. In total insurance, half of our insurance costs are property insurance and frankly we’re seeing disturbing signs that it is perhaps possible that property insurance goes up anywhere from double to triple to be honest with you. Those are the messages that we’re getting. Now we won’t really know. Those are brokers telling us. We won’t really know what the results is until we get into the market which is coming up in this current quarter.

Bill Crow - Raymond James - Analyst

Yes, no we’re hearing the same numbers. What would that do to FFO per share if it was double or triple?

Jim Mead - Strategic Hotels and Resorts - Executive VP and CFO

Well doubling of our property insurance number would be about $0.03 a share on an annual run rate basis. Now that would be for just six months though for the -

Bill Crow - Raymond James - Analyst

Thank you. That’s it.

Operator

[OPERATOR INSTRUCTIONS]

We’ll hear next from Anna Zacapa with Banc of America Securities.

Jay Cogan - Banc of America Securities - Analyst

Yes hi. It’s actually Jay Cogan at B of A. Morning. I apologize. I jumped on a little bit late, so if you’ve touched on the union renegotiation issues that given the present markets of San Francisco, Chicago, LA et cetera, Laurence, I’d be very interested in your impressions I think you have a little bit of a benefit with the new properties you just bought in San Francisco but if you can just give us a general update that would be helpful.

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FINAL TRANSCRIPT

May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

I know from reading the transcripts of the other earnings calls that this has been a much discussed question. Let’s give it to you from our perspective. Our management contracts are often very specific about the role of the owner in union negotiations. Some have us having rights to approve it, some don’t. In the case of each of our markets has slightly different characteristics. We’re not in the New York market which is the focus of a lot of attention at the moment. In San Francisco there are - it is clearly a very - it’s an ongoing situation with Starwood who is a member of the multi employer group that has been negotiating this out. In Chicago one of our properties is union and one isn’t. However you know it is - one has to treat people equally. We’ve baked in, as have the chains, most of the financial impact from union negotiations as we see them, into our numbers. So there shouldn’t be any change there. If you’ve been listening to the calls and I think Matt Hart was fairly explicit about it. Much of the issue ranges around this issue of neutrality. The neutrality agreement and waiving certain rights. I’m not going to comment on that other than we are very supportive of the chains activities towards these efforts. However, the neutrality agreement doesn’t have an immediate impact on earnings. It has more of a pervasive national issue and it’s not for us to comment in this call. It is really subjects that we’re having one on one discussions with our individual chains in individual markets.

So from a financial perspective I suspect limited impact. I am very concerned about this neutrality issue because it has far reaching implications. I suspect, as do the others that it’s the end, the hyperbole will stop and pragmatism will come in and there will be a resolution in the not too far distant future. I’m not a perpetual optimist as you know, but that’s what I really believe.

Jay Cogan - Banc of America Securities - Analyst

Has there been any movement at all in markets like San Francisco, Chicago to - San Francisco to kind of restart discussions in Chicago just to get things started maybe a little bit early?

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

I can’t comment other than there are conversations going on with the multi employer group and the unions at all times.

Jay Cogan - Banc of America Securities - Analyst

Okay, thanks a lot.

Operator

[OPERATOR INSTRUCTIONS]

And seeing no further questions I’d like to turn the conference back over to our speaker for any additional or closing remarks.

Laurence Geller - Strategic Hotels and Resorts - Chief Executive Officer

Thank you all for coming in today. I know this is a very busy earnings season and there’s a lot of calls on. We’re very proud of what we’ve achieved since we’ve gone public. We’re very, very pleased with the market position we’ve got in. We’ve got a long way to go but we have a tremendous internal growth opportunity and we will be opportunistic about looking at future opportunities for acquisitions. I thank you all. I hope we get a chance in talking to many of you individually in the coming weeks and look forward to having another great quarter this quarter in Q2. Thank you again.

Operator

And that does conclude today’s conference. Thank you once again for your participation and have a wonderful day.

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FINAL TRANSCRIPT

May. 04. 2006 / 9:00AM ET, BEE-B - Q1 2006 Strategic Hotels and Resorts Earnings Conference Call

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